                                                                       Exhibit 5

                      [LETTERHEAD OF PROGRESS ENERGY, INC.]

                                   May 2, 2003

Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, North Carolina 27601

                       Registration Statement on Form S-8
    Relating to $15,000,000 of Deferred Compensation Obligations to Be Issued Pursuant to the Progress Energy, Inc. Management Deferred Compensation Plan

Ladies and Gentlemen:

     I have acted as counsel to Progress Energy, Inc., a North Carolina corporation (the "Company"), in connection with the registration by the Company of $15,000,000 of deferred compensation obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Progress Energy, Inc. Management Deferred Compensation Plan, as amended and restated effective January 1, 2003, (the "Plan"), as set forth in the Registration Statement on Form S-8 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Act of 1933, as amended. The Obligations are to be issued from time to time as set forth in the Registration Statement, the Plan and any amendments or supplements thereto.

     In rendering this opinion, I have relied upon, among other things, my examination of the Plan and such documents and records of the Company and certificates of each of its officers and of public officials as I have deemed necessary.

     I am a member of the North Carolina bar and do not purport to express an opinion on any laws other than the laws of the State of North Carolina and the federal laws of the United States of America.

     Based upon the foregoing and the further qualifications stated below, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina; and

Progress Energy, Inc.
May 2, 2003
Page 2

     2. When issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

                                Very truly yours,

                                 /s/ William D. Johnson
                                ------------------------------------------------
                                William D. Johnson
                                Executive Vice President and General Counsel